Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Willis Lease Finance Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S 8 (No. 333-15343, 333-48258, 333-63830, 333-109140, 333-118127, 333-142914, 333-170049) of Willis Lease Finance Corporation  (the “Company”) of our report dated March 14, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, redeemable preferred stock and shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2018, and the related notes and financial statement schedules I and II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appear in the December 31, 2018 annual report on Form 10 K of the Company.

/s/ KPMG LLP
Fort Lauderdale, Florida
March 14, 2019